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                                                                       EXHIBIT 1


[LOGO OF TERRA INDUSTRIES]
                                                           Terra Industries Inc.
                                                               600 Fourth Street
                                                                   P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                          Telefax (712) 233-3648

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NEWS RELEASE
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For Immediate Release                                 Contact:   Paula C. Norton
                                                                  (712) 277-5438


           TERRA INDUSTRIES ANNOUNCES RESULTS OF ITS INVESTIGATION
            INTO THE CAUSE OF THE EXPLOSION AT ITS PORT NEAL PLANT

Sioux City, Iowa (July 17, 1995) -- Terra Industries Inc. (NYSE symbol: TRA) today announced that the investigative team it assembled to determine the cause of the explosion on December 13 at its Port Neal nitrogen fertilizer production facility has concluded its investigation. The 12-member team, which included independent experts, believes the explosions (there were actually two nearly simultaneous explosions) were caused by a defect in the design of the nitric acid sparger in the neutralizer vessel of the ammonium nitrate plant. This design deficiency caused the trapping and confinement of ammonium nitrate inside the nitric acid sparger, a problem compounded by the fact that the sparger was made of titanium, a material now known to increase the sensitivity of ammonium nitrate.

Other secondary factors were also present on the morning of December 13, but according to the committee, none of the other factors, in any combination, would have caused the explosion without the design defect in the nitric acid sparger.

The nitric acid sparger is a tube, perforated with two rows of small holes, through which liquid nitric acid is injected into the neutralizer. The day before the explosion, the nitric acid plant was shut down for maintenance, and the flow of nitric acid through the sparger was stopped. Ammonium nitrate from the neutralizer entered the nitric acid line through the sparger, as is normal, and mixed with free nitric acid. As part of the procedure to shut down the neutralizer, the line was purged with air to force the entire contents of the line through the sparger and into the neutralizer. However, because of the placement of the holes in this particular sparger, a small but significant amount of ammonium nitrate remained trapped inside. Specifically, the sparger's design had holes at about the 4:00 o'clock and 8:00 o'clock positions on its circumference, which allowed the material between those two points to remain confined. The Port Neal sparger also increased the sensitivity of the material trapped inside, i.e., the sparger was made from titanium and investigative analysis has revealed that titanium enhances the sensitivity of ammonium nitrate.


                                   --more--
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ADD ONE - CAUSE OF PORT NEAL EXPLOSION


To complete the neutralizer shutdown procedure, a heat source -- pressurized steam -- was introduced to keep the lines warm and open. The application of this heat over several hours caused the material trapped in the sparger to begin decomposition and ultimately to cause a violent rupture within the small confines of the sparger. This internal rupture caused the neutralizer to detonate which, in turn, initiated an explosion in the rundown tank from which ammonium nitrate solution is pumped to storage tanks. These two explosions occurred within less than a second of each other.

On the day of the explosion, Terra formed an incident investigation committee to investigate and, if possible, determine the cause of the explosion. This group consisted of nationally renowned forensic and ammonium nitrate experts, as well as Terra employees. They worked individually and as a group for over six months, conducting interviews, analyses and simulations.

As a result of their findings, the committee also made recommendations, specifically, that the new neutralizer in the Port Neal plant have a nitric acid sparger that will not permit the ammonium nitrate solution to become trapped and confined within it. They also recommend that titanium not be used for the construction of any new nitric acid sparger. Lastly, the committee made general recommendations on practices, procedures and equipment design for consideration prior to starting up Port Neal's ammonium nitrate plant in early 1996.

Burt Joyce, Terra President and CEO, said, "Terra is very grateful to the investigative committee for their efforts. We, as a company, will certainly benefit from the committee's recommendations. And the chemical industry as a whole -- particularly other nitrogen fertilizer producers -- will be able to make appropriate adjustments to prevent these circumstances from ever occurring again."

Terra Industries Inc. is a leading marketer and producer of nitrogen fertilizer, crop protection products, seed and services for agricultural, turf, ornamental and other growers. Terra also produces nitrogen products and methanol for industrial customers.

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